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                                XYVISION, INC.
                              EXCHANGE AGREEMENT

   This Agreement is made among Xyvision, Inc., a Delaware corporation (the "Company"), and the persons and entities listed on Schedule I attached hereto (the "Holders").

   WHEREAS, each of the Holders is the owner of a Promissory Note issued by the Company bearing interest at 4% per year and maturing 30 months from issuance (the "Promissory Notes") principal amount set forth opposite such Holder's name on Schedule I; and

   WHEREAS, the Company and the Holders desire to exchange the Promissory Notes for common stock of the Company;

   NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Holders agree as follows:

Exchange of Securities. Pursuant to the terms and conditions set forth in this Agreement, at the Closing (as defined below) each Holder shall exchange his, her or its Promissory Note for (a) such number of shares of common stock, par value $.03 per share (the "Common Stock"), of the Company as is equal to the principal amount of the Promissory Note delivered by such Holder for cancellation pursuant to this Section 1, divided by $2.00 and (b) the payment of all accrued and unpaid interest on such Promissory Note.

Representations of the Company. The Company represents to and agrees with the Holders as follows:

   2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own its properties and conduct its business as described in the Company Reports (as defined in Section 2.5 below).
2.2 Capitalization. The authorized capital stock of the Company consists of
(a) 50,000,000 shares of Common Stock, of which 8,844,099 shares were issued and outstanding as of May 31, 1996, and (b) 3,000,000 shares of Preferred Stock, $1.00 par value per share, of which (i) 100,000 shares have been designated as Series A Junior Participating Preferred Stock (none of which shares are issued or outstanding) and (ii) 300,000 shares have been designated as Series B Preferred Stock, of which 232,049 shares were issued and outstanding as of May 31, 1996. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have any pre-emptive rights.
2.3 Authority and Enforceability. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance by the Company of this Agreement will not conflict with any of the terms, conditions or provisions of, or require a consent or waiver under, its Certificate of Incorporation or By-Laws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any law, statute, regulation, decree, judgment or order applicable to the Company.
2.4 Issuance of Stock. The shares of Common Stock to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of such shares will not be subject to any pre-emptive rights.
2.5 Reports and Financial Statements. The Company has previously furnished to each Holder copies (excluding exhibits) of its (i) Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as filed with the Securities and Exchange Commission (the "SEC"), and (ii) any other reports or registration statements (other than Registration Statements on Form S-8) filed by the Company with the SEC since March 31, 1996 (such report and other filings are referred to as the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Securities Exchange Act of 1934), and (iii) fairly present the

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consolidated financial condition, results of operations and cash flows of the
Company as of the respective dates thereof and for the periods referred to therein. The Company has filed with the SEC all of the documents required to be filed by the Company with the SEC since March 31, 1995.
2.6 Litigation. There is no action or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court or administrative agency which challenges the transactions contemplated by this Agreement or which might reasonably be foreseen to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.
2.7 Adverse Changes. Since March 31, 1996, (i) there has not occurred any material adverse change, or any development which could reasonably be foreseen to result in a material adverse change, in the condition (financial or otherwise) of the Company, except as may be otherwise contemplated in the Company Reports, and (ii) the Company has not entered into a material transaction outside the ordinary course of its business, except as contemplated by the Company Reports or this Agreement.
2.8 Resale of Common Stock. The shares of Common Stock issued to the Holders pursuant to this Agreement will not be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), because they are being issued pursuant to the exemption to the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act. Such shares of Common Stock may be freely resold or transferred by the Holders who are not affiliates of the Company. Those Holders who are deemed to be affiliates of the Company may resell the shares of Common Stock issuable to him, her or it under this Agreement subject to the provisions of Rule 144 (except for the holding period requirement), absent registration or an appropriate exemption.

Representations of the Holders. Each Holder represents to and agrees with the Company as follows:

   3.1 Investment Intent. Such Holder is acquiring the shares of Common Stock issuable to him, her or it under this Agreement for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and such Holder has no present intention of distributing or selling such shares.
3.2 Authority. Such Holder has full power and authority to enter into and to perform this Agreement in accordance with its terms. Any required corporate or other authorizations of the execution, delivery and performance by such Holder of this Agreement have been obtained. This Agreement has been duly executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable in accordance with its terms. The execution, delivery and performance by such Holder of this Agreement will not violate any law, agreement or instrument to which such Holder is a party or by which he, she or it is bound.
3.3 Ownership of Promissory Notes. Such Holder has good and marketable title to the Promissory Note listed on Schedule I as owned by such Holder, free and clear of any and all liens, encumbrances or adverse claims. The delivery by such Holder of such Promissory Note to the Company for cancellation pursuant to this Agreement shall extinguish all liability of the Company for amounts owed under such Promissory Note or for other obligations with respect to such Promissory Note.
3.4 Accredited Investor. Such Holder, or his, her or its financial advisor is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").
3.5 Investment Experience. Such Holder (i) is familiar with the Company, its business and its recent financial performance, (ii) has obtained such information concerning the Company as he, she or it or such financial advisor has requested from representatives of the Company, and (iii) has sufficient knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

Closing.
4.1 Closing Conditions. The Closing shall not occur unless and until this Agreement has been executed by holders of an aggregate of at least 75% of the principal amount of the Promissory Notes then outstanding. Following the satisfaction of such condition, the Company shall deliver a written notice to each Holder that such condition has been satisfied.
4.2 Closing Date. The Closing shall take place at the offices of Hale and Dorr at 10:00 a.m. on the date designated in the written notice delivered by the Company to the Holders pursuant to Section 4.1 (provided that such date shall not be less than five business days following the delivery of such written notice by the Company).

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4.3 Closing Deliveries. At the Closing:
(a) Each Holder shall deliver to the Company for cancellation the Promissory Note(s) owned by such Holder.
(b) The Company shall deliver (or cause to be delivered) to each Holder:
(i) A certificate representing the shares of Common Stock to which such Holder is entitled pursuant to the terms of Section 1;
(ii) A check in payment of the accrued but unpaid interest on such Holder's Promissory Note;
(iii) A certificate executed by the President of the Company, dated as of the date of the Closing, certifying that the representations of the Company contained in Section 2 remain true as of the date of the Closing;
(iv) An opinion of Hale and Dorr, counsel to the Company, dated as of the date of the Closing, as to the following matters:
(A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own its properties and conduct its business as described in the Company Reports.
(B) The authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock, $.03 par value per share, and (b) 3,000,000 shares of Preferred Stock, $1.00 par value per share, of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock and 300,000 shares have been designated as Series B Preferred Stock.
(C) The execution, delivery and performance by the Company of the Exchange Agreement have been duly authorized by all necessary corporate action on the part of the Company. The Exchange Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance by the Company of the Exchange Agreement (including the issuance of the Common Stock) will not conflict with or result in a reach of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or the By-laws of the Company.
(D) The shares of Common Stock to be issued pursuant to the Exchange Agreement have been duly authorized and, when so issued, will be validly issued, fully paid and nonassessable (assuming the simultaneous consummation of the other transactions contemplated by Section 4.3 of the Exchange Agreement).
(E) To the knowledge of such counsel, there are no material legal or administrative proceedings pending or threatened against the Company which challenges, or might reasonably be foreseen to have a material adverse effect on, the consummation of the transactions contemplated by the Exchange Agreement.
(c) All of the transactions to take place at the Closing shall be deemed to occur simultaneously. The Company and the Holder shall not be obligated to proceed with the Closing unless all of the closing deliveries provided for in this Section 4.3 are delivered as provided.
4.4 Termination. If the Closing has not occurred by September 30, 1996, this Agreement shall terminate and the parties hereto shall have no further obligations under this Agreement (provided that such termination shall not relieve the parties of liability for breaches of this Agreement prior to such termination).

Covenants.
5.1 Information Requirements. The Company shall use its best efforts to comply with the current public information requirements set forth in section
(c) of Rule 144 under the Securities Act of 1933.
5.2 Listing of Common Stock. The Company shall use its best efforts to have the Common Stock quoted on the OTC Bulletin Board display service operated by the National Association of Securities Dealers, Inc., the Nasdaq Stock Market or a national securities exchange.

Miscellaneous.
6.1 Notices. All notices and other communications given under this Agreement shall be in writing. Any such notice or communication shall be deemed delivered upon personal delivery, one

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business day after it is sent via a reputable nationwide overnight courier service, or two business days after it is sent by registered or certified mail, return receipt requested, in each case to the address set forth below:
If to the Company at:  101 Edgewater Drive
Wakefield, MA 01880-1291
Attention: President
with a copy to:     Hale and Dorr 60 State Street
Boston, MA 02109
Attn: Patrick J. Rondeau, Esq.
or if to a Holder at:   his or its address set forth on
Schedule I.
6.2 Brokers. The Company and each Holder agree to indemnify the other parties to this Agreement for and against any claims or liabilities relating to broker's or finder's fees or commissions or consulting fees relating to the transactions contemplated by this Agreement which may be asserted by any person or entity on the basis of any agreement or representation alleged to have been made by the Company or such Holder, respectively.
6.3 Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived, with the written consent of the Company and Holders owning an aggregate of at least 66 2/3 of the aggregate principal amount of the Promissory Notes owned by all Holders then a party to this Agreement; provided, that this Agreement may be amended with the consent of less than all of the Holders only in a manner that affects all Holders in the same fashion. In the event that this Agreement is amended with the consent of less than all of the Holders, the Company shall promptly give notice of such amendment to those Holders who did not consent to such amendment. Any such amendment or waiver shall be binding upon all Holders.
6.4 Successors and Assigns. This Agreement, and the rights and obligations hereunder, shall be binding upon, and shall inure to the benefit of, the respective successors, assigns and heirs of the parties hereto.
6.5 Entire Agreement. This Agreement, together with the exhibits hereto, embodies the entire agreement and understanding between the Company and the Holders with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating thereto.
6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.
6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

   Executed as of the dates written below.
COMPANY:
XYVISION, INC.
Date:_______________, 1996 By: __________________________
Thomas H. Conway
Chairman and Chief Executive Officer

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HOLDER:
Date:_____________________, 1996   ____________________________________
(print name of Holder)
_____________________________________
(Signature)
_____________________________________
(Print title, if applicable)

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                                                                    SCHEDULE I

 NAME AND ADDRESS                               PRINCIPAL AMOUNT OF OF HOLDERS 4% NOTES OWNED
Tudor Trust under agreement 81186               $2,378,500
Jeffrey L. Neuman, Trustee c/o Braverman &
 Codron 450 N. Roxbury Avenue Los Angeles,
 California 90210 Tel: 310-278-5850 SS#
 ###-##-####
Saltzman Partners                               1,087,500
621 Germantown Pike, Suite 105 Plymouth Valley,
 PA 19401 Tel: 215-674-4264
Gerlach & Co.                                   340,500
c/o Vilas-Fischer Associates One World Trade
 Ctr. Suite 2101 New York, NY 10048 Tel: (212)
 486-0710
Ashkirk Ltd.                                    150,000
c/o Marco Elser Via Marcho Aurelio 37 Rome
 Italy 00184 Tel: 396-6994-1219
Austin Friars (FP Financial Services, Inc.)     120,000
c/o Vilas-Fischer Associates One World Trade
 Ctr. Suite 2101 New York, NY 10048 Tel: (212)
 486-0710
Carlisle Investment                             112,500
c/o Marco Elser Via Marcho Aurelio 37 Rome
 Italy 00184 Tel: 011-396-6994-1219
Credit Suisse Luxembourg                        90,000
Reg Comm B11 756 Sieg Social 56 Grand-Rue 1160
 Luxembourg Contact: Mr. E. Terres Tel:
 011-352-46-00-111
Umberta da Passano                              72,000
c/o Marco Elser Via Marcho Aurelio 37 Rome
 Italy 00184 Tel: 011-396-6994-1219
Count Stefano Campello                          70,500

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Merrill Lynch Largo della Fontella di Borgese
 19 00186 Rome Italy Tel: 011-396-683-931
Boganan Ltd.                                    46,5002
Merrill Lynch Via Arche Mede #59 00917 Rome
 Italy Attn: Marco Elser
Nina Bremer                                     30,000
c/o Fairfield Research 50 Locust Avenue New
 Canaan, CT 06840 Tel: 203-972-0404
Count Mario Campello                            30,000
Merrill Lynch Largo della Fontella di Borgese
 19 00186 Rome Italy Attn: Marco Elser Tel:
 011-396-683-931
David Finnie                                    15,000
c/o Fairfield Research 50 Locust Avenue New
 Canaan, CT 06840 Tel: 203-972-0404
Union Bank of Switzerland                       15,000
c/o The Chase Manhattan Bank Global Securities
 Services Chase MetroTech Center Brooklyn, NY
 11245 Attn: Louis Rinaldi Tel: 212-623-6300
Bank of New York-Geneva                         7,500
P.O. Box 16683 5' Quaimont Blanc C 1201 Geneva
 Switzerland Attn: TLH Nguyen Tel:
 41-22-819-9999
Mel Soloman                                     3,000
2835 Northeast 23rd Avenue Portland, OR 97212
 Tel: 503-282-0720

   1. Comprised of three Notes in the amounts of $773,500, $600,000 and $30,000, each in the name of Tudor Trust; one Note in the amount of $600,000 originally issued to JTH Associates and acquired by Tudor Trust; and one Note in the amount of $375,000 originally issued to United Mineworkers of America and acquired by Tudor Trust.

   2. Comprised of two Notes in the amounts of $39,000 and $7,500.

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